Exhibit 10.1 Weyerhaeuser Company Director Compensation Program

Weyerhaeuser Company Director Compensation
Effective January 1, 2012

Annual Director Fee - Equity and Cash Component

As of the April annual meeting date, the Directors will be paid their annual fee for service as a Director. In 2012, the annual fee will be $160,000 for each Director other than the Chairman of the Board. $90,000 will be paid in the form of restricted stock units (“RSU's”) with the number of RSU's determined by dividing the dollar amount of the fees to be granted as RSU's by the average of the high and the low price of Weyerhaeuser Company's common stock on the date of grant. These RSU's will vest over one year and will be settled at the end of the year. The RSU's will be forfeitable during that one-year vesting period, though Directors who leave the Board in the middle of the year will receive a pro-rata number of shares on the settlement date. RSU's granted to the Directors will be credited with dividends during the one-year vesting period. As the RSU's vest, dividends credited to the RSUs will similarly vest. If any RSU's are forfeited, dividends related to the forfeited shares will also be forfeited. The remaining $70,000 of the annual fee would be payable immediately in cash.

Deferral Option for Equity Component of Fee

Directors could choose to further defer receipt of some or all of their vested shares by completing a deferral election form by the end of the year before the grant would be made - for example, by the end of 2011 for grants that will be made in April of 2012. Any deferred RSU's would be deferred into phantom stock units under the Deferred Compensation Plan for Directors. RSU's deferred into the phantom stock unit account would be paid at the end of the deferral period in the form of shares of Weyerhaeuser Company common stock. During the deferral period, phantom shares will be credited with dividends, which would be paid along with the deferred shares at the end of the deferral period in the form of shares of Weyerhaeuser Company common stock.

Deferral Option for Cash Component of Fee

Directors also could choose to defer some or all of the cash portion of their annual fee. A Director who chooses to defer some or all of the cash portion would have the option of deferring the designated amount into the phantom stock unit account or into the interest-bearing account under the Deferred Compensation Plan for Directors. The number of stock units credited to a Director's account will be determined by dividing any cash being deferred into the phantom stock unit account by the average of the high and the low price of Weyerhaeuser Company's common stock on the date of grant. Deferred phantom stock units would be paid at the end of the deferral period in the form of shares of WY stock. Amounts deferred into the interest-bearing account would be paid at the end of the deferral period in cash.

Director Compensation, continued

Special Fees for Serving as Chair

Each Director who serves as a chair of a committee receives an additional fee of $10,000 in cash, which can be taken immediately or deferred into either the phantom stock unit account or the interest-bearing account. The Chairman of the Board receives an annual fee of $300,000 of which $150,000 will be paid in the form of RSU's that vest over one year and can be further deferred into phantom stock units under the Deferred Compensation Plan for Directors. The remaining $150,000 will be paid immediately in cash or can be deferred into either the phantom stock unit account or the interest-bearing account in the Deferred Compensation Plan for Directors.

Share Ownership Guidelines

Directors are obligated to own shares of Weyerhaeuser common stock valued at five times their cash compensation. Until that ownership requirement has been satisfied, a Director may sell RSU's that vest to pay the taxes due upon vesting, but must hold 100% of the net shares granted to him or her. Shares deferred into the phantom stock unit account of the Deferred Compensation Plan for Directors are counted for purposes of determining whether a Director has satisfied the share ownership requirement.